Note: Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment.

                          MEMORANDUM OF UNDERSTANDING

    NYLCare Health Plans of the Mid-Atlantic, Inc. ("NYLCare Mid-Atlantic")
                                      and

                    Doctors Health, Inc. ("Doctors Health")

                            CREATION OF RELATIONSHIP

1. OVERALL SCOPE. Doctors Health and NYLCare Mid-Atlantic have been discussing ways to work more closely together in Medicare risk contracting, and have agreed to create a relationship in which NYLCare Mid-Atlantic would shift the financial risks of managing certain of its Medicare HMO enrollees to Doctors Health and Doctors Health would become both clinically and financially responsible for all or most of NYLCare Mid-Atlantic's Medicare HMO enrollees in Maryland, Virginia and the District of Columbia. In pursuing such discussions, the parties acknowledge that NYLCare Mid-Atlantic will retain exclusively the role of the licensed HMO authorized to market the NYLCare Mid-Atlantic Medicare risk product known as NYLCare 65. As such, NYLCare Mid-Atlantic will retain responsibility for services set forth in Section 7 and will remain in a supervisory position over responsibilities delegated to Doctors Health hereunder to the extent necessary for NYLCare Mid-Atlantic to fulfill its regulatory obligations. NYLCare Mid-Atlantic retains the right to determine whether and how the Medicare risk product is to be marketed.

2. NYLCare 65 NETWORK MANAGER. NYLCare Mid-Atlantic and Doctors Health would on October 1, 1997 enter into a three (3) year Network Management Agreement, under which NYLCare Mid-Atlantic would for the duration of the term appoint Doctors Health as its Medicare HMO Network Manager for an area as designated hereinafter as the "DOCTORS HEALTH SERVICE AREA," and "DOCTORS HEALTH PHYSICIANS" and "NETWORK MANAGEMENT PHYSICIANS." "Doctors Health Physicians" shall mean those primary care specialist physicians who have entered into a participation agreement with Doctors Health and who are managed by Doctors Health to provide health care services to Medicare enrollees. "Network Management Physicians" shall mean those primary care and specialist physicians who have entered into a participation agreement with NYLCare Mid-Atlantic, except those in the District of Columbia and Prince George's County, to provide health care services to NYLCare 65 enrollees and who will be managed by Doctors Health under the Network Management Agreement. At the end of the three (3) year initial term, the Network Management Agreement would be renewed for additional one (1) year terms unless terminated earlier as permitted under the Network Management Agreement. The Network Management Agreement would include a ninety (90) day with cause termination provision; provided, however, each party retains the option to terminate the Network Management Agreement immediately in the event of one of the following:

   a. in the event of a liquidating distribution to the other party's shareholders (or similar event); a combination, consolidation or merger where the other party is not the survivor; any sale or issuance of the other party's securities that places a majority of the voting power of shares in the control of persons or entities not having such control on September 30, 1997; any sale, exchange or other disposition of all or substantially all of the other party's assets; or any significant change in the management of the other party;

   b. in the event that the other party proposes to act as a provider sponsored network or conducts itself in such a manner as to compete with the non-breaching party; and

   c. in the event that the other party conducts itself in such a way as to reflect negatively on the reputation of the non-breaching party.

   NYLCare Mid-Atlantic retains the option to terminate the Network Management Agreement immediately in the event that Doctors Health seeks to obtain in its own right or through an affiliate an HMO license.

   Additional with cause conditions will be defined in the Network Management Agreement.

   If the Network Management Agreement is terminated, the parties would extend the terms of the Network Management Agreement for a period of ninety (90) days until the enrollees can be transferred to other NYLCare Mid-Atlantic participating providers. The Doctors Health Service Area would initially consist of all Maryland counties other than Prince George's County, and all Virginia counties in which NYLCare Mid-Atlantic is authorized to offer the NYLCare 65 product, and could be expanded by NYLCare Mid-Atlantic and Doctors Health during the term. Within the Doctors Health Service Area in Virginia, any NYLCare 65 enrollees who select a primary care physician who has entered into a participation agreement with Inova Integrated Services, Inova Health System, or an affiliated LLC (described on EXHIBIT A) would be excluded from the exclusive appointment for so long as such physician's contractual obligation to Inova Integrated Services continues.

3. DOCTORS HEALTH PHYSICIANS. All physicians who are or who at any time become affiliated with Doctors Health or one of its affiliated medical groups or IPAs (i.e., those physicians with respect to whom Doctors Health has Medicare risk contracting rights) would always be included as part of the Doctors Health Physicians, including primary care physicians whose practices are or become owned or affiliated with the Avanti Group (regardless of ownership of the Avanti Group, as long as the Avanti Group is a participating NYLCare Mid-Atlantic provider), through NYLCare Mid-Atlantic or directly with Doctors Health, at the Avanti Group's election. This occurs regardless of whether the Avanti Group becomes controlled by or under common control with Georgetown University Hospital or the Georgetown Faculty Practice and regardless of whether they are in Prince George's County or the District of Columbia, etc.). It is expected that by December 31, 1997 that all such Doctors Health Physicians will become NYLCare 65 participating physicians.

4. PHYSICIAN RECRUITMENT. Doctors Health would be responsible for the clinical care and would bear the full financial risk of utilization of services (as described below) for all NYLCare 65 enrollees who as of September 30, 1997 have selected a Network Management Physician as their primary care physician within the Doctors Health Service Area. It is recognized that Doctors Health may recruit physicians in Prince George's County or the District of Columbia, or physicians previously associated with one of the Inova practices. NYLCare Mid-Atlantic will transfer a Network Management Physician who becomes a Doctors Health Physician effective within thirty (30) days of notification from Doctors Health or the physician.

5. EXISTING NYLCare MID-ATLANTIC PARTICIPATING PHYSICIANS. Subject to the HMO role retained by NYLCare Mid-Atlantic in Section 1 and certain contractual limitations in Section 6, Doctors Health will have full financial responsibility and full clinical network management oversight for all NYLCare 65 enrollees within the Doctors Health Service Area. The Network Management Agreement will provide that each of these physicians will be informed by NYLCare Mid-Atlantic of Doctors Health's role as Network Manager and the duties associated therewith. Doctors Health and NYLCare Mid-Atlantic each agree that it is their intention to maintain and expand the Network Management Physician and Doctors Health Physician primary care panel, and that every reasonable effort will be made to keep all participating NYLCare 65 physicians in the panel and to avoid transfers of patients whenever possible. It is understood by both parties that the intent of the Network Management Agreement is to retain the Network Management Physician panel as currently configured and that no currently participating provider will be terminated from the Network Management Physician panel except for cause or at the request of the provider.

6. DELEGATION OF MEDICAL MANAGEMENT. As Medicare HMO Network Manager, Doctors Health will under the Network Management Agreement receive from NYLCare Mid-Atlantic a full delegation of all medical management and related care management decisions related to any of Doctors Health's NYLCare 65 enrollees in accordance with NCQA standards. Such delegation of responsibility will be subject to regulatory restrictions and contractual limitations regarding exclusivity and utilization programs set forth in particular current contracts with NYLCare Mid-Atlantic specialty providers. Doctors Health will, at least until the termination of the current service year in effect and/or any NYLCare Mid-Atlantic contracts in effect, agree to use NYLCare Mid-Atlantic's existing provider agreements (at NYLCare Mid-Atlantic's prices and rates) where Doctors Health has no provider agreement in place. Where both NYLCare Mid-Atlantic and Doctors Health each have a provider agreement in place (including an agreement with a hospital or other institution), Doctors Health may, subject to contractual and regulatory limitations, if any, contained in the provider agreements, recruit such provider in its network under the terms of either arrangement. Doctors Health will in all events retain the right to make selective and/or focused referrals within the network and to precertify referrals within the network, in its discretion. NYLCare Mid-Atlantic will cooperate with Doctors Health in its attempts to enforce physician compliance with Doctors Health programs and procedures implemented under the Network Management Agreement.

7. ADDITIONAL RESPONSIBILITIES. NYLCare Mid-Atlantic will under the Network Management Agreement remain responsible for defining the Medicare risk product, serving as the direct resource to enrollees including but not limited to administering NYLCare Mid-Atlantic's standard Medicare appeals and grievances process, generating provider directories, defining standards for professional liability insurance and credentialing and approving credentialing of all Network Management Physicians in accordance with NCQA standards (by means of a delegated credentialing agreement with Doctors Health), and performing all TPA functions, including all claims payments to providers, claims adjudication, member and provider services, and network contracting. Where permissible by contract and regulation, NYLCare Mid-Atlantic will agree to pay all claims, including, specifically, all hospital claims, at the lowest of the NYLCare Mid-Atlanic fee schedule, the Doctors Health fee schedule, or the maximum allowable Medicare payment, as applicable. In the event more innovative and creative payments mechanisms are arranged by Doctors Health, NYLCare Mid-Atlantic and Doctors Health will work together to ensure that proper administration and payment of claims is made by NYLCare Mid-Atlantic (at no additional cost to Doctors Health). NYLCare Mid-Atlantic and Doctors Health will cooperate in customizing all systems, processes and communications with providers and enrollees, to accommodate the integration of Doctor Health's medical management and care management functions with NYLCare Mid-Atlantic's retained administrative and payment functions. The Network Management Agreement will clearly define the scope and roles of each of NYLCare Mid-Atlantic and of Doctors Health.

8. PAYMENT AND RESERVE REQUIREMENT. Doctors Health will until October 1, 2000 be
   paid by NYLCare Mid-Atlantic an amount each month equal to     % of premium
   (i.e., the applicable AAPCC adjusted annually by HCFA for each enrollee, plus any subscriber or employer premiums) then in effect. Doctors Health will be responsible for funding any necessary stop-loss arrangements in order to comply with Physician Incentive Plan regulations. All payments will be made by NYLCare Mid-Atlantic by the 10th day of each month during the term, beginning on October 10, 1997. Claims payments to providers will be made by charging such amounts against the capitation payment due to Doctors Health. With respect to Virginia enrollees residing in the counties attached on EXHIBIT B, NYLCare Mid-Atlantic will through June 30, 1998 pay Doctors Health ** ***** $*** PMPM, regardless of the AAPCC and/or premium then in effect. With respect to Virginia enrollees elsewhere in Virginia, NYLCare Mid-Atlantic will through December 31, 1997 pay Doctors Health ** ***** $*** PMPM, regardless of the AAPCC and/or premium then in effect. "PMPM" will be applied as the monthly total of eligible NYLCare 65 enrollees who have selected a primary care Network Management Physician within the Doctors Health Service Area.

   Doctors Health will, within thirty (30) days of the effective date of the Network Management Agreement, provide NYLCare Mid-Atlantic with an Irrevocable Standby Letter of Credit at a financial institution acceptable to NYLCare Mid-Atlantic in the initial notional amount of $*** ******* dollars, such terms of the Letter of Credit to be agreed upon in the Network Management Agreement. The notional amount of the Letter of Credit will be increased: i) in the sixtieth (60th) day following the effective date of the Network Management Agreement, to $*** ******* dollars; and ii) on each anniversary of the effective date of the Network Management Agreement, to an amount equal to sixty (60) days of average claims for the immediately preceding twelve (12) month period, based on the beginning of the contract year in question; provided, however, that in the event of any termination of the Network Management Agreement by NYLCare Mid-Atlantic for cause, or a termination of the Network Management Agreement at the end of the term, the Letter of Credit will remain in effect for at least one hundred eighty (180) days following termination. The Network Management Agreement will require that Doctors Health maintain a Letter of Credit conforming to the above terms at all times during the term of the Network Management Agreement.

                          TIME FRAME FOR DOCUMENTATION

1. PREPARATION OF NETWORK MANAGEMENT AGREEMENT. Doctors Health and NYLCare Mid-Atlantic agree that time is of the essence in completing the documentation necessary to implement the foregoing relationship. To this end, each agrees to use its good faith best efforts to CONSUMMATE A FINAL AGREEMENT(S) ON OR BEFORE TUESDAY, SEPTEMBER 30, 1997, such final agreement to include all of the terms contained herein, and to commit such appropriate time and resources to the completion and negotiation of the Network Management Agreement and other related schedules and documents as may be necessary to conduct a formal signing on or before Tuesday, September 30, 1997. Such process required to consummate a final agreement shall include successful completion of a due diligence evaluation as described on EXHIBIT C, which evaluation constitutes each party's determination as to the other party's ability to assume the responsibilities established hereunder. Doctors Health will use its best efforts to prepare and distribute to NYLCare Mid-Atlantic an initial draft of a Network Management Agreement (and any other related documents) on or before Monday, September 22, 1997. Representatives of each of NYLCare Mid-Atlantic and Doctors Health will meet on Thursday, September 25, 1997 to receive comments and use their respective best efforts to finalize the agreement(s) in time for a signing on September 30, 1997. The parties agree that any controversy, dispute or claim arising out of or relating to the Network Management Agreement will be subject to binding arbitration.

2. NO CONSENTS. NYLCare Mid-Atlantic and Doctors Health both confirm to the other that, to the best of their knowledge, no consents or approvals, other than Board of Director approvals and regulatory approval as required, is necessary to enter into the arrangements described above and/or to execute the Network Management Agreement. Provided, however, if an amendment to the Network Management Agreement is required based on regulatory mandate and such amendment involves a modification which is substantially burdensome on either party and which was not contemplated by the burdened party as of the Network Management Agreement's date of execution, such burdened party may terminate the Network Management Agreement upon ninety (90) days written notice to the other party without penalty.

                           EXCLUSIVITY AND PUBLICITY

1. NON-SOLICITATION. NYLCare Mid-Atlantic understands that Doctors Health will be expending considerable time, effort and capital in preparing to assume the obligations to NYLCare Mid-Atlantic set forth herein, including, possibly, the leasing of additional space, hiring of addition personnel, and the engagement of attorneys and other advisors. NYLCare Mid-Atlantic therefor agrees, until October 30, 1997, to use its best efforts to complete the arrangements with Doctors Health set forth herein as soon as practicable and agrees that it will not solicit nor enter into any discussions with other provider groups, IPA management groups or any other person or entity to provide any of the Network Services that are the subject of this Memorandum of Understanding. With respect to marketing the NYLCare 65 product in the District of Columbia and Prince George's County, Maryland, NYLCare Mid-Atlantic shall have the right to enter into a similar network management arrangement with a third party after first determining whether Doctors Health is willing or able to assume such responsibilities in these areas upon terms acceptable to NYLCare Mid-Atlantic.

2. JOINT PRESS RELEASE. NYLCare Mid-Atlantic and Doctors Health each agree that, except as may be required by applicable law or regulation, no disclosure of the financial arrangements described in this Memorandum of Understanding shall be made by either without the consent of the other. Notwithstanding the foregoing, it is the intent of NYLCare Mid-Atlantic and Doctors Health to issue a joint press release promptly upon execution of this Memorandum of Understanding and prior to execution of formal documents on September 30, 1997.

                                 MISCELLANEOUS

1. CONTRACTUAL OBLIGATIONS. Doctors Health and NYLCare Mid-Atlantic agree that the provisions of paragraphs 1 and 2 of the Section entitled "TIME FRAME FOR NEGOTIATION" and paragraphs 1 and 2 of the Section entitled "EXCLUSIVITY AND PUBLICITY" are meant to create contractual obligations for each of NYLCare Mid-Atlantic and Doctors Health. The balance of the provisions contained in this Memorandum of Understanding are meant to express understandings reached to date, and, other than each party's agreement to use its good faith best efforts to consummate a transaction along the line described herein on or before September 30, 1997, are not meant to create contractually binding obligations. Neither party may assign or delegate any responsibilities hereunder without the prior written consent of the other party.

2. CHOICE OF LAW. Where necessary, this Memorandum of Understanding shall be subject to the provisions of Maryland law.

                                     *****

ACCEPTED AND AGREED:

Doctors Health, Inc.

By:  /s/ Stewart B. Gold   Date: September 26, 1997
     -------------------         ------------------
       Stewart B. Gold
       Chief Executive Officer

NYLCare Health Plans of the Mid-Atlantic, Inc.

By:  /s/ Jeff D. Emerson   Date:  September 10, 1997
     -------------------          -----------------
     Jeff D. Emerson
     President and Chief Executive Officer

                                   Exhibit A

Limited Liability Corporations affiliated with Inova Integrated Services and/or
                              Inova Health System:

                          Premier Health Services, LLC
                          United Health Services, LLC

                                   Exhibit B

For the period January 1, 1998 through June 30, 1998, NYLCare Mid-Atlantic will pay Doctors Health ** ***** $*** PMPM for NYLCare 65 enrollees residing in the following counties and cities in Virginia:

                                    ********
                                  ***********
                                   *********
                                    *******
                                    *******
                                  **** ******
                                  **** *******
                                     ******
                                    *** ****
                                    ********
                                 ****** ******
                                  ************
                                    ********
                                  ************
                                ******** *******
                                 **************
                                    ********
                                   **********
                                    ********

                                   Exhibit C

                            NYLCARE VIRTUAL NETWORK
                               PRELIMINARY LEGAL
                            DUE DILIGENCE CHECKLIST
                                   FOR ENTITY

Corporate
---------

1.  Entity organizational chart.

2. Copies of current organizational documents for Entity and all affiliates (including medical groups, PHOs, etc.)

3.  Copy of certificates of good standing, if applicable.

4.  List of incumbent shareholders, directors, officers, or trustees.

5. Copy of most recent Annual Report filed with the Secretary of State/Corporation Division, if applicable.

6.  Copies of business or strategic plans (as relevant).

7. Disclosure of any related entity, owned, controlled by or under common ownership or control with the Entity or any provider associated with the Network.

Financial
---------

8.  Most recent audited financial statements.

9.  Current year to date budgets and financial statements, if any.

10. Any investment interest in or financial arrangement with any health care provider or supplier (other than stock in a publicly traded company).

Provider
--------

11. List of all physicians and other providers who are employees of Entity and those who are participating providers with Entity, but who are not employees (jointly, the "Network").

12. Evidence of Board certification/eligibility for Network providers.

13. Sample Employment Agreements with physicians and other providers.

14. Participating Provider Agreements with non-employed physicians and other providers.

15. Copies of all provider subcontracts so that NYLCare can review complete contract chain from Entity to individual provider.

16. Billing and collection agreements, if applicable.

17. List of all agreements between Entity and third party payors.

18. Description of Entity's experience with global or full risk-sharing arrangements.

19. Description of Entity's internal risk-sharing arrangements, including whether physicians at substantial financial risk.

20. Copies of any disclosure statements prepared pursuant to physician incentive plan rules.

21. Description of Entity's plans to qualify as a PSO or PSN or similar organization.

22. Description of any noncompetition provisions in any agreements.

23. Description of service area in which Network operates or intends to operate (MD, DC, VA).

24. Disclosure of any arrangement with any IPA, physician-hospital organization, management services organizations, third party payor, or health benefit plan and of any joint venture arrangement for the provision of health services.

25. Marketing agreements and marketing materials used in connection with Network.

26. Copy of all governmental approvals obtained in connection with the Network (not individual physicians), including but not limited to:

    o professional licenses and registrations

    o DEA registrations

    o State controlled substances registrations

    o Clinical laboratory licensure

    o Pharmacy license

    o Health facility license

    o Certificate of need

    o HSCRC filings or waivers

27. Evidence of all insurance related to the Network, including liability, stop-loss, and reinsurance.

28. Disclosure of:

    i) any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree against Entity (or any practitioner associated with Entity);

    ii) any disciplinary, peer review or professional review investigation, proceeding or action instituted against Entity (or any practitioner associated with Entity) by any licensure board, hospital, medical school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

    iii) any criminal complaint, indictment or criminal proceeding in which Entity (or any practitioner associated with Entity) is or has been named as a defendant;

     iv) any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation against Entity (or any practitioner associated with Entity) or filing false health care claims, violating anti-kickback laws, or engaging in other billing improprieties;

      v) any allegation, termination, suspension or restriction of any agreement, right or privilege, or any investigation or proceeding based on any allegation, against Entity (or any practitioner associated with Entity) or violating professional ethics or standards, or engaging in illegal, immoral or other professional misconduct (of any nature or degree); and

     vi) any denial or withdrawal or an application in any state for licensure, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

Management Services
-------------------

29. Copies of any management or delegation agreements to provide quality assurance/quality improvement/risk management/credentialling (the "Delegated Functions").

30. Copies of any regulatory review or correspondence regarding Delegated Functions, including from NCQA.

31. Copies of all protocols, programs, policies, etc. used to managed Delegated Functions.

32. Description of experience managing non-Network providers.

33. Name of MIS and other vendors, including any proposed subcontractors, to be used in accomplishing Delegated Functions.

Other
-----

34. Disclosure of other material agreements, obligations, liabilities and contingent liabilities, and of other material transactions under consideration.

35. Willingness to have NYLCare in control of document preparation.

                                 DOCTORS HEALTH
                             DUE DILIGENCE REQUEST
                         RE: NYLCARE MEDICARE AGREEMENT

o Provider Agreement (form) for
     Specialist Provider
     Carve-out (Exclusive) Provider
     Hospital Provider
o Actual enrollment by zip code as of 9/1/97 (by county if zip code not available)
o Utilization / cost information for prior year (9/97-9/98)
     Inpatient Admissions:
            # Admits/hospital, by DRG if available;
            Avg. cost per case,
            ALOS,
            # Admits per thousand members
     Outpatient Surgery:
            #'s by DRG, locations
     Pharmacy
            Benefit language
            Utilization and cost, (per region as available)
            Data (type, format) provided by PBM
     Home Health
            Cost detail, regionally adjusted as available
o Provider Directory on disk
o Data dictionaries (hard copy and disk) for NYLCare's:
     provider database
     referral database
     eligibility database
     fee schedule database
o NYLCare fee schedule, incl. NYLC contracted rates w/hospitals, home health providers, subacute facilities, ASCs, ancillary providers
o Benefit plans / table
o Health Risk Assessment data / status
o Provider Policy and Procedure Manual, and any other pertinent policy and procedure manuals